FOR IMMEDIATE RELEASE DECEMBER 2, 2005

Contacts:
For Palatin Technologies:	For Institutional Investors and Media:
Stephen T. Wills, CPA, MST	Carney Duntsch
Chief Financial Officer	Burns McClellan
(609) 495-2200	(212) 213-0006
info@palatin.com	cduntsch@burnsmc.com

   Palatin Technologies, Inc. Announces Issuance of Communication to
Healthcare Providers Concerning NeutroSpec

CRANBURY, NJ – December 02, 2005 – Palatin Technologies, Inc. (AMEX: PTN) announced today that Palatin Technologies and Tyco Healthcare Mallinckrodt have informed the healthcare community about a potential health risk associated with the use of NeutroSpec™, a radiopharmaceutical imaging agent approved in the United States for the diagnosis of equivocal appendicitis.

The companies have received reports of several patients with severe underlying cardiopulmonary co-morbidities who experienced life-threatening or fatal reactions soon after NeutroSpec was administered. No causal relationship has been established. The occurrence of these reactions is rare and has only been observed in patients receiving NeutroSpec for off-label indications. Palatin Technologies and Tyco Healthcare Mallinckrodt are advising healthcare professionals of the need to exercise caution when administering NeutroSpec to patients who have a history of severe cardiopulmonary compromise.

Both companies are committed to taking whatever measures are necessary to ensure the safe use of NeutroSpec and are working closely with the U.S. Food and Drug Administration in this process.

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About NeutroSpec™

NeutroSpec™ is Palatin’s proprietary radiolabeled monoclonal antibody product for imaging and diagnosing infections. NeutroSpec is marketed and distributed by Palatin’s strategic collaboration partner, Mallinckrodt Imaging, a business unit of Tyco Healthcare. NeutroSpec has been approved by the FDA as an imaging agent for the diagnosis of equivocal appendicitis. NeutroSpec includes a technetium-labeled anti-CD 15 monoclonal antibody which selectively binds to a type of white blood cell, neutrophils, involved in the immune response. When injected into the blood stream, NeutroSpec binds to neutrophils present at the infection site, labeling these cells with a radioactive tracer. As a result, physicians can rapidly image and detect an infection using a gamma camera, a common piece of hospital equipment that records radioactivity. NeutroSpec offers the advantage of direct injection and in-vivo labeling of white blood cells, leading to a rapid and highly specific functional image of an infection in less than an hour, whereas the current standard of care, ex-vivo labeled white blood cells, requires a blood sample to be taken from the patient, processed by a nuclear pharmacy and then re-injected into the patient, with diagnostic images usually not available until 12-24 hours later.

About Palatin Technologies, Inc.

Palatin Technologies, Inc. is a biopharmaceutical company developing melanocortin-based therapeutics. The Company has one product (NeutroSpec™) on the market and a pipeline of product candidates in development. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fueling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. To date, the Company has formed partnerships with Mallinckrodt Imaging, a business unit of Tyco Healthcare, and King Pharmaceuticals. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Statements about the Company’s future expectations, including development and regulatory plans, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from its historical results of operations and those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development of its technology, the risk that products may not result from development activities, protection of its intellectual property, ability to establish and successfully complete clinical trials for product approval, need for regulatory approvals, dependence on its partners for development of certain projects, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for updating for events that occur after the date on this press release.